Exhibit 99.1

INFRAX SYSTEMS COMPLETES NAME CHANGE

Company’s Symbol Becomes “IFXY”.

ST. PETERSBURG, FL--(Marketwire – 01/07/2010) - INFRAX Systems, Inc. (OTC.BB:IFXY - News), a global provider of OSS (Operational Support System) software applications for the Energy and Telecommunications industries, announced today the completion of its previously announced legal name change from “OptiCon Systems, Inc.” to “INFRAX Systems, Inc.”. The Company also announced today that its stock symbol will change from “OPCN” to “IFXY” effective January 7, 2010.

"This completes a process that began several months ago when the Board of Directors approved the name change to reflect our strategic growth into the Smart Grid and Telecommunications Infrastructure market. The implementation of a new trading symbol further aligns our corporate brand with our vision." said Paul Aiello, CEO of INFRAX Systems, Inc.

"Leveraging a family of Infrastructure products under a unified INFRAX brand will enable the rapid expansion of both smart grid communications infrastructure for utilities and network management solutions, globally.” said Malcolm Welch, INFRAX Systems' Chairman.

About INFRAX Systems

INFRAX Systems, Inc. provides Wireline, Wireless and fiber optics network management solutions offering proprietary state-of-the-art software, professional services and integrated systems. INFRAX Systems have been in use by companies seeking the best solution in managing their networks for the past 10 years. The company's software solutions automate all aspects of the physical and logical layer management, fault detection and delivery of information. The scalability of the software systems permits the Company to target large communications and telecom companies servicing millions of global customers to medium-sized companies managing a single facility. Besides OptiCon Network Manager (ONMS), the company will soon offer solutions designed to manage large power networks and facilities for power and alternative energy companies globally. The ONMS isolates (power/fiber) cable cuts, breaks, and faults, and service degradation and other power and optical events to within plus or minus five feet of the event, and produces a global positioning system location for the outage to an approximate five foot section of cable.

For more information, please visit www.infraxinc.com

Forward-Looking Statements

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.